                                                                   Exhibit 23.2
                      CONSENT OF INDEPENDENT ACCOUNTANTS


Board of Directors
AB Plastics Corporation
Gardena, California



We consent to the incorporation by reference in this registration statement on Form S-1 of our report dated June 19, 1997, relating to the balance sheet of AB Plastics Corporation (an S Corporation) as of October 29, 1995 and the related statements of operations, shareholders' equity and cash flows for the fifty-two weeks ended October 29, 1995 and October 30, 1994 and to the reference to our firm under the heading "Experts" in the Prospectus. We have read the last paragraph under "Experts" and are in agreement with statements contained therein.





                               BLOCK, PLANT, EISNER, FIORITO & BELAK-BERGER















Encino, California

July 18, 1997